Metalico, Inc.

FOR IMMEDIATE RELEASE

AMEX APPROVES METALICO STOCK LISTING
TO TRADE UNDER SYMBOL “MEA”

     CRANFORD, NJ , March 10, 2005 — Metalico, Inc. has received approval from the American Stock Exchange (the “Exchange” or “Amex”) to list its shares of common stock on the Exchange under the ticker symbol “MEA.” The Company expects to begin trading on or before March 16, 2005.

     The Exchange’s approval is contingent upon the Company’s being in compliance with all applicable listing standards on the date it begins trading on the Amex.

     Metalico’s Form 10 Registration Statement was declared effective by the Securities and Exchange Commission on February 14, 2005. With an effective registration statement, Metalico is now fully a public reporting company.

     Carlos E. Agüero, President and Chief Executive Officer of Metalico, Inc. commented, “We are very excited about our listing on the American Stock Exchange. We view this as a milestone event in Metalico’s evolution. We believe that this listing will be of significant benefit to us and our shareholders as we continue to expand our business platform.”

186 North Avenue East, Cranford, NJ 07016	(908) 497-9610	(908) 497-1097 (Fax)

     Metalico, Inc. is a holding company with operations in two business segments: ferrous and non-ferrous scrap metal recycling, and fabrication of lead-based products. The Company operates five recycling facilities and six lead fabrication plants in six states. Metalico’s common stock is already quoted for trading on the Pink Sheets under the symbol MLAO.

     This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. Actual results could differ materially from the assumptions currently anticipated.

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